Shareholder Meeting Results
(Unaudited)
February 27, 2014 special meeting
At the meeting, a proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for		Votes against		Abstentions
76,524,018 	 1,805,685 	 	2,451,391

April 25, 2014 meeting
At the meeting, a proposal to fix the number of Trustees at 14 was approved as follows:

Votes for		Votes against		Abstentions
112,010,682 	 2,376,717 	 	2,686,882

At the meeting, each of the nominees for Trustees was elected, as follows:
					Votes for				Votes withheld
Liaquat Ahamed	 		112,062,520 	 		5,011,773
Ravi Akhoury	 		111,990,558 	 		5,083,736
Barbara M. Baumann	 	112,134,517 	 		4,939,777
Jameson A. Baxter	 	112,012,398 	 		5,061,896
Charles B. Curtis	 	112,036,044 	 		5,038,249
Robert J. Darretta	 	112,250,273 	 		4,824,020
Katinka Domotorffy	 	112,147,832 	 		4,926,461
John A. Hill	 		111,995,214 	 		5,079,080
Paul L. Joskow	 		112,135,903 	 		4,938,390
Kenneth R. Leibler	 	112,232,866 	 		4,841,428
Robert E. Patterson	 	112,090,569 	 		4,983,723
George Putnam, III	 	112,134,483 	 		4,939,810
Robert L. Reynolds	 	112,214,522 	 		4,859,772
W. Thomas Stephens 	 	112,051,063 	 		5,023,231

A proposal to convert the fund to an open-end investment company was not approved, as follows:
Votes for		Votes against		Abstentions
20,116,167 	 55,608,482 	 	1,886,146

June 24, 2014 meeting
At the meeting, a proposal to authorize the Trustees to amend and restate the funds Agreement and Declaration of Trust to revise the quorum requirement for shareholder meetings, with respect to which the April 25, 2014 meeting had been adjourned, was not approved as follows:
Votes for		Votes against		Abstentions
61,571,389 	 30,071,693 	 	3,197,396

At the meeting, a proposal to authorize the Trustees to amend and restate the funds Agreement and Declaration of Trust to make other changes, with respect to which the April 25, 2014 meeting had been adjourned, was approved as follows:
Votes for		Votes against		Abstentions
77,034,297 	 14,023,625 	 	3,782,556

A proposal to authorize the Trustees to amend the funds Agreement and Declaration of Trust to eliminate certain mandatory shareholder votes on converting the fund to an open-end investment company, with respect to which the April 25, 2014 meeting had been adjourned, was not approved as follows:

Votes for		Votes against		Abstentions
57,795,165 	 34,690,124 	 	2,355,187

All tabulations are rounded to the nearest whole number.